Exhibit 99.1

NEWS RELEASE March 13, 2025

Contacts: Dan Schlanger, CFO
Kris Hinson, VP Corp Finance & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

CROWN CASTLE ANNOUNCES AGREEMENT TO
SELL FIBER SEGMENT TO EQT AND ZAYO,
REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS, AND PROVIDES OUTLOOK FOR FULL YEAR 2025
Successfully Concludes Strategic Review with Agreement to Sell Small Cells and Fiber Solutions for $8.5 Billion
Results in Crown Castle as the Only Pure-Play, Publicly-Traded US Tower Company
Increases Capital Efficiency with Updated Capital Allocation Framework, Including Anticipated New Dividend Policy and Proposed Approximately $3.0 Billion Share Repurchase Program
March 13, 2025 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle" or "Company") today reported results for the full year ended December 31, 2024, as reflected in the table below.

	Actual				Previous 2024 Outlook Midpoint(b)	Actual Compared to Previous Outlook Midpoint
(dollars in millions, except per share amounts)	2024	2023	Change	% Change
Site rental revenues	$6,358	$6,532	$(174)	(3)%	$6,340	$18
Net income (loss)	$(3,903)	$1,502	$(5,405)	(360)%	$1,020	$(4,923)
Net income (loss) per share—diluted	$(8.98)	$3.46	$(12.44)	(360)%	$2.35	$(11.33)
Adjusted EBITDA(a)	$4,161	$4,415	$(254)	(6)%	$4,168	$(7)
AFFO(a)	$3,040	$3,277	$(237)	(7)%	$3,030	$10
AFFO per share(a)	$6.98	$7.55	$(0.57)	(8)%	$6.97	$0.01
(a)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.
(b)Reflects midpoint of full year 2024 Outlook as issued on October 16, 2024.

"Together with our Board of Directors, I am excited to announce that we have concluded the strategic review of our Fiber segment with an agreement to sell our small cells and fiber solutions businesses for $8.5 billion," stated Steven Moskowitz, Chief Executive Officer of Crown Castle. "We are also pleased to report that we were able to deliver solid full year 2024 results while conducting the strategic review, highlighted by 4.5% tower organic growth(a) as we remained focused on delivering for our customers. In 2025, we expect a consistent level of activity with organic growth(a) of 4.5% in towers, excluding the impact of Sprint consolidation churn, and anticipate lease and amendment applications to increase year-over-year as our customers continue to add capacity to their 5G networks to meet the persistent growth in mobile data demand in the U.S. We believe a focused, pure-play U.S.
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tower business will be uniquely well positioned to benefit from the anticipated consistent growth in mobile data demand as we plan to continue to unlock additional value by pursuing initiatives that enhance customer service, revenue growth, capital discipline, and operational excellence. To increase free cash flow generation and financial flexibility, we are updating our capital allocation framework, which is anticipated to result in a reduction to our annualized dividend to approximately $4.25 per share in the second quarter of 2025, and the expected implementation of an approximately $3.0 billion share repurchase program following the closing of the transaction(b). We believe this capital allocation framework can provide an attractive combination of near-term capital return, flexible share repurchases, and long-term financial flexibility to pursue growth opportunities in the future."
(a)Organic revenue growth figures are shown under new definition of Organic Contribution to Site Rental Billings. See "Non-GAAP Measures and Other Information" for further information.
(b)Dividends and the repurchase program remain subject to the approval of our Board of Directors which has the discretion to determine whether to declare dividends or authorize a repurchase program and the amounts and timing of the dividends and repurchase program.

COMPANY CONCLUDES STRATEGIC REVIEW WITH AGREEMENT TO SELL FIBER SEGMENT
The Company announced today that management has signed a definitive agreement to sell all of its Fiber segment, together with certain supporting assets and personnel, with EQT Active Core Infrastructure fund ("EQT") acquiring the small cells business and Zayo Group Holdings Inc. ("Zayo") acquiring the fiber solutions business ("Transaction") for $8.5 billion in aggregate, subject to customary closing adjustments. The Transaction is expected to close in the first half of 2026, subject to certain closing conditions and required government and regulatory approvals. Crown Castle currently expects to use the cash proceeds from the Transaction to repay existing indebtedness and fund anticipated share repurchases, positioning the Company to maintain an investment grade credit rating while instituting a share repurchase program of approximately $3.0 billion in conjunction with the closing of the Transaction. The Company's Board of Directors will ultimately determine how to use such cash proceeds.
As previously announced in December 2023, Crown Castle’s Board of Directors established a Fiber Review Committee to conduct a strategic and operating review of the Company’s small cells and fiber solutions businesses, with the goal of enhancing shareholder value. In consultation with its financial, legal and strategic advisors, the Fiber Review Committee, the Company’s Board of Directors and Company management conducted a comprehensive review of a broad range of potential options. Based on that review and after assessing offers from financial and strategic buyers that proposed a variety of transaction structures, the Company’s Board of Directors approved the sale of its small cells business to EQT and fiber solutions business to Zayo. Crown Castle believes this transaction enhances value for the Company’s shareholders and positions the company for long-term success as a focused, pure-play U.S. tower company.
As a pure-play U.S. tower company, Crown Castle believes it will have a unique opportunity to enhance shareholder value by providing focused exposure to what we believe to be the best market for wireless infrastructure in the world, which is expected to continue to experience increasing demand for wireless data that is expected to drive tower growth for years to come. Crown Castle believes its U.S. tower portfolio has some of the best
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geographic characteristics in our industry and will benefit as carriers plan to continue the multi-decade trend toward greater network densification. To augment this expected industry growth, the Company believes it can maximize profitability by streamlining processes, reducing cycle times, and automating and customizing systems to deliver best-in-class service to its customers.
Along with the sale of the Fiber segment, Crown Castle is also announcing changes to its capital allocation framework. The Company currently expects to reduce its annualized dividend to approximately $4.25 per share starting in the second quarter of 2025. Following the closing of the Transaction, Crown Castle intends to set its annualized dividend at an amount approximating 75% to 80% of AFFO excluding amortization of prepaid rent. Based on the Company’s current expectations around future performance, Crown Castle believes it will be able to grow its annualized dividend in-line with the growth in AFFO excluding amortization of prepaid rent per share following the close of the Transaction. Any dividends remain subject to the approval of our Board of Directors which has the discretion to determine whether to declare dividends and the amounts and timing of the dividends.
Crown Castle currently expects to use the cash proceeds from the Transaction to repay debt and fund share repurchases, while managing its balance sheet to maintain an investment grade rating. Based on preliminary analysis, Crown Castle believes that the enhanced stability of its free cash flow profile as a pure-play U.S. tower business would allow it to maintain an investment grade credit rating with a target leverage of 6.0-6.5x. Consequently, subject to the approval of our Board of Directors, the Company intends to authorize a share repurchase program of approximately $3.0 billion (or such other amount as may be approved by our Board of Directors) in conjunction with the close of the Transaction. Crown Castle believes these changes to its dividend and leverage targets will increase the stability and predictability of Crown Castle’s cash flows while providing financial flexibility to maximize long-term returns for shareholders.
"Selling our Fiber segment represents a significant step on Crown Castle’s path towards a refined focus as a pure-play provider of multi-tenant tower assets," stated Mr. Moskowitz. "As we look ahead, with our expansive and capital efficient portfolio of approximately 40,000 towers across key locations in the U.S., which we believe is the best wireless market in the world, and greater focus on customer service and operational initiatives, we anticipate that we can generate durable and growing cash flows that will provide attractive returns to our shareholders."

ADVISORS
Morgan Stanley & Co. LLC and Bank of America acted as financial advisors to Crown Castle on the Transaction. Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisor to Crown Castle.

IMPACT ON FIBER SEGMENT ACCOUNTING TREATMENT
Beginning in the first quarter of 2025, the Fiber segment will be presented within Crown Castle’s financial statements as a discontinued operation and its net assets will be classified as held for sale, with comparable prior periods recast to reflect this change. Upon classification as held for sale, the Company expects to recognize a loss of approximately $800 million in the first quarter of 2025 and a total loss of between $700 million and $900 million
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for the full year 2025, inclusive of estimated transaction fees. Due to being included as a discontinued operation going forward, contributions from the Fiber segment are included in the Company’s full year 2025 Outlook for net income but excluded from site rental revenues, Adjusted EBITDA and AFFO.

HIGHLIGHTS FROM THE YEAR
•Site rental revenues. Site rental revenues decreased 2.7%, or $174 million, from full year 2023 to full year 2024, inclusive of $235 million Organic Contribution to Site Rental Billings, which was more than offset by reductions in non-cash amortization of prepaid rent and straight-lined revenues of $266 million and a $145 million decrease in other revenues. The $145 million decrease in other revenues includes a $165 million decrease due to the absence of Sprint Cancellation payments that occurred in 2023, partially offset by approximately $20 million of small cell early termination payments received in 2024. The $235 million in Organic Contribution to Site Rental Billings includes a $9 million unfavorable impact from Sprint Cancellations.
•Goodwill impairment. Management performed its annual goodwill impairment test in the fourth quarter of 2024. The quantitative impairment test indicated that the carrying amount of the Fiber reporting unit exceeded its estimated fair value. As such, management recorded a goodwill impairment charge of approximately $5.0 billion for the year ended December 31, 2024, resulting in no goodwill remaining with respect to the Fiber reporting unit.
•Net income. Net income for the full year 2024 was ($3.9) billion compared to $1.5 billion for the full year 2023, reflecting the $5.0 billion goodwill impairment charge in 2024 associated with the Company’s Fiber business. Net income for full year 2024 also includes $100 million of charges related to the restructuring plan announced in June 2024 and a $106 million asset write-down charge related to the small cell node cancellations mutually agreed upon with certain of our customers announced in October 2024.
•Adjusted EBITDA. Full year 2024 Adjusted EBITDA was $4.2 billion compared to $4.4 billion for the full year 2023. The decrease in the year was primarily a result of the lower contribution from site rental revenues, as discussed above, a $42 million decrease in services contribution, and $40 million of advisory fees primarily related to our proxy contest earlier in the year and the Fiber strategic review.
•AFFO and AFFO per share. Full year 2024 AFFO was $3.0 billion, or $6.98 per share, representing a 7% decrease, or 8% per share, from the full year 2023.
•Capital expenditures. Capital expenditures during the year were $1.2 billion, comprised of $1.1 billion of discretionary capital expenditures and $87 million of sustaining capital expenditures. Discretionary capital expenditures included approximately $1.0 billion attributable to Fiber and $100 million attributable to Towers. Full year 2024 capital expenditures represented a $202 million decrease compared to full year 2023, including a decrease of $61 million in Towers and $130 million in Fiber.
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•Common stock dividend. During the year, Crown Castle paid common stock dividends of approximately $2.7 billion in the aggregate, or $6.26 per common share, unchanged on a per share basis compared to the same period a year ago.
•Financing activity. In August 2024, Crown Castle issued $1.25 billion in aggregate principal amount of senior unsecured notes in a combination of 5-year and 10-year maturities with a weighted average maturity and coupon of approximately 8 years and 5.1%, respectively. Net proceeds from the senior notes offering were used to repay a portion of the outstanding indebtedness under Crown Castle's commercial paper program and pay related fees and expenses.

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current full year 2025 Outlook, which does not include contributions from its Fiber segment unless indicated otherwise. Although Fiber segment results have been excluded from our key performance measurements, except net income and net income per share, full year 2025 Outlook does not assume any receipt or use of proceeds from the Transaction. Additionally, the 2025 Outlook reflects the full impact of all corporate financing costs and a significant majority of corporate selling, general and administrative costs. Collectively, these items result in lower FFO, AFFO, and AFFO per share than would be the case if those proceeds are applied as anticipated upon closing of the Transaction. Therefore, the full year 2025 Outlook for FFO, AFFO, and AFFO per share and are not representative of pro forma results for the standalone tower business following the closing of the Transaction.
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(in millions, except per share amounts)	Full Year 2025
Site rental billings(a)	$3,885	to	$3,915
Amortization of prepaid rent	$80	to	$110
Straight-lined revenues	($15)	to	$15
Other revenues	$15	to	$15
Site rental revenues	$3,987	to	$4,032
Site rental costs of operations(b)	$987	to	$1,032
Services and other gross margin	$70	to	$100
Net income (loss)(c)	$65	to	$345
Net income (loss) per share—diluted(c)	$0.15	to	$0.79
Adjusted EBITDA(a)	$2,755	to	$2,805
Depreciation, amortization and accretion	$678	to	$773
Interest expense and amortization of deferred financing costs, net(d)	$982	to	$1,027
Net income (loss) from discontinued operations(e)	($830)	to	($590)
FFO(a)	$1,610	to	$1,640
AFFO(a)	$1,770	to	$1,820
AFFO per share(a)	$4.06	to	$4.17
Discretionary capital expenditures(a)	$185	to	$185
Discretionary capital expenditures from discontinued operations(e)	$920	to	$1,020
(a)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis, and for definition of site rental billings and discretionary capital expenditures.
(b)Exclusive of depreciation, amortization and accretion.
(c)Includes contributions from discontinued operations.
(d)See "Non-GAAP Measures and Other Information" for the reconciliation of "Outlook for Components of Interest Expense."
(e)Represents results from the Fiber business, including an estimated loss on sale of $700 million to $900 million.

"Our expectations for 2025 represent the second consecutive year of 4.5% tower organic growth, excluding the impact of Sprint cancellations, as the level of demand for our assets we experienced in 2024 persists into 2025," said Dan Schlanger, Crown Castle’s Chief Financial Officer. "We believe the anticipated durable tower top-line growth combined with the changes we plan to make to our capital allocation framework following the closing of the Transaction will increase the stability and predictability of Crown Castle’s cash flows, maximizing long-term shareholder value. These changes are also expected to increase the health and flexibility of the balance sheet, which we believe will continue to be investment grade rated, positioning Crown Castle to take advantage of the opportunities being created by the increasing demand for connectivity in the U.S."
•The chart below reconciles the components contributing to the expected 2025 decrease in site rental revenues. Full year consolidated site rental billings growth, excluding the impact of Sprint Cancellations, is expected to be 4.5%. For comparative purposes, full year 2024 results are shown excluding contributions from the Fiber segment.
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•We are changing our core leasing definition to more accurately reflect changes to recurring revenue by excluding the impact from changes in other billings and other revenues (as described below). Other billings, which is included in site rental billings, captures the impact of contractual charges unrelated to recurring leasing activity, such as back-billings. Other revenues captures the impact of unusual items we believe should be reflected outside of core leasing, primarily pass-through taxes and tenant cancellation fees. Core leasing activity is expected to contribute $110 million at the midpoint of full year 2025 Outlook.
•Sprint Cancellations are expected to be $205 million for full year 2025. We believe 2025 will be the last year for Sprint Cancellations to fall outside our historical churn rates of 1% to 2% of annual site rental revenues.
•Full year 2025 straight-line site rental revenues are expected to be approximately $145 million to $175 million lower than full year 2024, reflecting the significant portion of our tower growth that is already contracted.
•Prepaid rent amortization is expected to decrease by approximately $50 million to $80 million for full year 2025, primarily driven by declining prepaid rent additions received in recent years.
•The below chart reconciles the core leasing amounts previously disclosed based upon the prior definition to the updated core leasing amounts per the new definition:

	Full Year 2024 Actual
(in millions)	Consolidated	Towers	Full Year 2025 Outlook
Core leasing – prior definition	$316	$103	$110
Impact from change in other billings	$7	$4	$0
Impact from change in other revenues	($20)	$3	$0
Core leasing – new definition	$303	$110	$110
•Full year 2025 discretionary capital expenditures are expected to be $185 million, and prepaid rent additions are expected to be approximately $40 million. Full year 2025 discretionary capital expenditures from discontinued operations are expected to be $970 million, and prepaid rent additions from discontinued operations are expected to be approximately $350 million.
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Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Wednesday, March 13, 2025, at 5:00 p.m. Eastern time to discuss its full year 2024 results. A listen only live audio webcast of the conference call, along with supplemental materials for the call, can be accessed on the Crown Castle website at https://investor.crowncastle.com. Participants may join the conference call by dialing 833-816-1115 (Toll Free) or 412-317-0694 (International) at least 30 minutes prior to the start time. All dial-in participants should ask to join the Crown Castle call.
A replay of the webcast will be available on the Investor page of Crown Castle's website until end of day, Thursday, March 13, 2026.

ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
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Non-GAAP Measures and Other Information
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, Segment Adjusted Site Rental Gross Margin, Segment Adjusted Services and Other Gross Margin, and Net Debt, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs").
In addition to the non-GAAP financial measures used herein, we also provide segment operating profit (loss), which is a key measure used by management to evaluate our operating segments. This segment measure is provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as site rental revenues and capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion, which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations or rent free periods, the revenues or expenses are recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily real estate depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
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•Organic Contribution to Site Rental Billings (also referred to as organic growth) is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses Organic Contribution to Site Rental Billings to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, core leasing activities and tenant non-renewals in our core business, as well as to forecast future results. Separately, we are also disclosing Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations (including by line of business), which is outside of ordinary course, to provide further insight into our results of operations and underlying trends. Management believes that identifying the impact for Sprint Cancellations provides increased transparency and comparability across periods. Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
•Segment Adjusted Site Rental Gross Margin and Segment Adjusted Services and Other Gross Margin are useful to investors or other interested parties in evaluating our financial performance. These measures are used by our management (1) to evaluate the economic productivity of our operating segments, (2) to identify underlying business trends that are impacting our performance, and (3) for purposes of making decisions about allocating resources to, and assessing the performance of, our operating segments. We also believe it helps investors and other interested parties meaningfully evaluate and compare the results of our operations from period to period.
•Net Debt is useful to investors or other interested parties in evaluating our overall debt position and future debt capacity. Management uses Net Debt in assessing our leverage. Net Debt is not meant as an alternative measure of debt and should be considered only as a supplement in understanding and assessing our leverage.
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, goodwill impairment charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, net, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, net (income) loss from discontinued operations, (gain) loss on sale of discontinued operations, cumulative effect of a change in accounting principle and stock-based compensation expense, net.
AFFO. We define AFFO as FFO before straight-lined revenues, straight-lined expenses, stock-based compensation expense, net, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures.
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
FFO. We define FFO as net income (loss) plus real estate related depreciation, amortization and accretion, asset write-down charges, goodwill impairment charges, and net (income) loss from discontinued operations, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to common stockholders.
FFO per share. We define FFO per share as FFO divided by diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Billings. We define Organic Contribution to Site Rental Billings (also referred to as organic growth) as the sum of the change in site rental revenues related to core leasing activity, escalators and other billings, less non-renewals of tenant contracts and non-renewals associated with Sprint Cancellations. Additionally, Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations reflects Organic Contribution to Site Rental Billings plus non-renewals associated with Sprint Cancellations (including by line of business).
Segment Adjusted Site Rental Gross Margin. We define Segment Adjusted Site Rental Gross Margin as segment site rental revenues less segment site rental costs of operations, excluding stock-based compensation expense, net and amortization of prepaid lease purchase price adjustments recorded in consolidated site rental costs of operations. This segment measure is exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
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Segment Adjusted Services and Other Gross Margin. We define Segment Adjusted Services and Other Gross Margin as segment services and other revenues less segment services and other costs of operations, excluding stock-based compensation expense, net recorded in consolidated services and other costs of operations. This segment measure is exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Net Debt. We define Net Debt as (1) debt and other long-term obligations and (2) current maturities of debt and other obligations, excluding unamortized adjustments, net; less cash and cash equivalents and restricted cash and cash equivalents.
Other Definitions
Segment operating profit (loss). We define segment operating profit (loss) as segment site rental revenues plus segment services and other revenues, less segment site rental costs of operations, segment services and other costs of operations, and segment selling, general and administrative expenses, each of which excludes stock-based compensation, net, and prepaid lease purchase price adjustments, which are recorded in the respective consolidated figures. This measurement of profit or loss is exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Site rental billings. We define site rental billings as site rental revenues exclusive of the impacts from (1) straight-lined revenues, (2) amortization of prepaid rent in accordance with GAAP, (3) contribution from recent acquisitions until the one-year anniversary of such acquisitions and (4) other revenues, such as tenant cancellation fees, pass-through taxes, finance charges and other items.
Core leasing activity. We define core leasing activity as site rental revenues growth from tenant additions across our entire portfolio and renewals or extensions of tenant contracts, exclusive of (1) the impacts from both straight-lined revenues and amortization of prepaid rent in accordance with GAAP and (2) other revenues, including payments for Sprint Cancellations, where applicable.
Other billings. We define other billings as the growth or reduction in site rental revenues as a result of non-recurring contractual billings and adjustments, expense recoveries, sales credits and other amounts not captured in core leasing activity.
Non-renewals. We define non-renewals of tenant contracts as the reduction in site rental revenues as a result of tenant churn, terminations and, in limited circumstances, reductions of existing lease rates, exclusive of non-renewals associated with Sprint Cancellations, where applicable.
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They primarily consist of expansion or development of communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as discretionary capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
Sprint Cancellations. We define Sprint Cancellations as lease cancellations related to the previously disclosed T-Mobile US, Inc. and Sprint network consolidation as described in our press release dated April 19, 2023.
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Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income (loss)	$(4,768)	$361	$(3,903)	$1,502
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	124	3	148	33
Goodwill impairment charges(a)	4,958	—	4,958	—
Acquisition and integration costs	—	—	—	1
Depreciation, amortization and accretion	437	439	1,738	1,754
Restructuring charges(b)	5	13	109	85
Amortization of prepaid lease purchase price adjustments	4	4	16	16
Interest expense and amortization of deferred financing costs, net(c)	240	223	932	850
Interest income	(5)	(5)	(19)	(15)
Other (income) expense	23	2	28	6
(Benefit) provision for income taxes	5	5	24	26
Stock-based compensation expense, net	23	31	131	157
Adjusted EBITDA(d)(e)	$1,044	$1,076	$4,161	$4,415
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2025
(in millions; totals may not sum due to rounding)	Outlook(i)
Net income (loss)(f)	$65	to	$345
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$5	to	$15
Acquisition and integration costs	$0	to	$6
Depreciation, amortization and accretion	$678	to	$773
Amortization of prepaid lease purchase price adjustments	$14	to	$16
Interest expense and amortization of deferred financing costs, net(g)	$982	to	$1,027
(Gains) losses on retirement of long-term obligations	—	to	—
Interest income	$(15)	to	$(15)
Other (income) expense	$6	to	$15
(Benefit) provision for income taxes	$11	to	$19
Stock-based compensation expense, net	$93	to	$97
Net (income) loss from discontinued operations(h)	$590	to	$830
Adjusted EBITDA(d)(e)	$2,755	to	$2,805
(a)Represents impairment charges for goodwill associated with the Company's Fiber reporting unit recorded in the fourth quarter of 2024.
(b)Represents restructuring charges recorded for the periods presented related to (1) the Company's restructuring plan announced in July 2023, as further discussed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 ("2023 Restructuring Plan"), and (2) the Company's restructuring plan announced in June 2024, as further discussed in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 ("2024 Restructuring Plan"), as applicable for the respective period. For the three-month period ended December 31, 2024, there were ($1) million of adjustments related to the July 2023 Restructuring Plan and $6 million of restructuring charges related to the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $100 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively.
(c)See the reconciliation of "Components of Interest Expense" for a discussion of non-cash interest expense.
(d)See discussion and our definition of Adjusted EBITDA in this "Non-GAAP Measures and Other Information."
(e)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(f)Includes contribution from discontinued operations.
(g)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(h)Represents results from the Fiber business, including an estimated loss on sale of $700 million to $900 million.
(i)As issued on March 13, 2025.

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News Release continued:	Page 13
Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income (loss)	$(4,768)	$361	$(3,903)	$1,502
Real estate related depreciation, amortization and accretion	423	426	1,682	1,692
Asset write-down charges	124	3	148	33
Goodwill impairment charges(a)	4,958	—	4,958	—
FFO(b)(c)	$737	$790	$2,885	$3,227
Weighted-average common shares outstanding—diluted	435	434	434	434

FFO (from above)	$737	$790	$2,885	$3,227
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(21)	(51)	(165)	(274)
Straight-lined expenses	15	17	64	73
Stock-based compensation expense, net	23	31	131	157
Non-cash portion of tax provision	—	—	6	8
Non-real estate related depreciation, amortization and accretion	14	13	56	62
Amortization of non-cash interest expense	3	3	12	14
Other (income) expense	23	2	28	6
Acquisition and integration costs	—	—	—	1
Restructuring charges(d)	5	13	109	85
Sustaining capital expenditures	(15)	(28)	(87)	(83)
AFFO(b)(c)	$785	$790	$3,040	$3,277
Weighted-average common shares outstanding—diluted	435	434	434	434
(a)Represents impairment charges for goodwill associated with the Company's Fiber reporting unit recorded in the fourth quarter of 2024.
(b)See discussion and our definitions of FFO and AFFO in this "Non-GAAP Measures and Other Information."
(c)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(d)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the three-month period ended December 31, 2024, there were ($1) million of adjustments related to the July 2023 Restructuring Plan and $6 million of restructuring charges related to the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $100 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively.

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News Release continued:	Page 14

Reconciliation of Historical FFO and AFFO per share:

	For the Three Months Ended		For the Twelve Months Ended
(in millions, except per share amounts; totals may not sum due to rounding)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income (loss)	$(10.97)	$0.83	$(8.98)	$3.46
Real estate related depreciation, amortization and accretion	0.97	0.98	3.87	3.90
Asset write-down charges	0.29	0.01	0.34	0.08
Goodwill impairment charges(a)	11.41	—	11.41	—
FFO(b)(c)	$1.70	$1.82	$6.64	$7.43
Weighted-average common shares outstanding—diluted	435	434	434	434

FFO (from above)	$1.70	$1.82	$6.64	$7.43
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(0.05)	(0.12)	(0.38)	(0.63)
Straight-lined expenses	0.03	0.04	0.15	0.17
Stock-based compensation expense, net	0.05	0.07	0.30	0.36
Non-cash portion of tax provision	—	—	0.01	0.02
Non-real estate related depreciation, amortization and accretion	0.03	0.03	0.13	0.14
Amortization of non-cash interest expense	0.01	0.01	0.03	0.03
Other (income) expense	0.05	—	0.06	0.01
Acquisition and integration costs	—	—	—	—
Restructuring charges(d)	0.01	0.03	0.25	0.20
Sustaining capital expenditures	(0.03)	(0.06)	(0.20)	(0.19)
AFFO(b)(c)	$1.80	$1.82	$6.98	$7.55
Weighted-average common shares outstanding—diluted	435	434	434	434
(a)Represents impairment charges for goodwill associated with the Company's Fiber reporting unit recorded in the fourth quarter of 2024.
(b)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(c)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(d)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the three-month period ended December 31, 2024, there were ($1) million of adjustments related to the July 2023 Restructuring Plan and $6 million of restructuring charges related to the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $100 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively.
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News Release continued:	Page 15

Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2025			Full Year 2025
(in millions, except per share amounts; totals may not sum due to rounding)	Outlook(a)			Outlook per Share(a)
Net income (loss)(b)	$65	to	$345	$0.15	to	$0.79
Real estate related depreciation, amortization and accretion	$660	to	$740	$1.51	to	$1.70
Asset write-down charges	$5	to	$15	$0.01	to	$0.03
Net (income) loss from discontinued operations(c)	$830	to	$590	$1.90	to	$1.35
FFO(d)(e)	$1,610	to	$1,640	$3.69	to	$3.76
Weighted-average common shares outstanding—diluted	436			436

FFO (from above)	$1,610	to	$1,640	$3.69	to	$3.76
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(15)	to	$15	$(0.03)	to	$0.03
Straight-lined expenses	$55	to	$75	$0.13	to	$0.17
Stock-based compensation expense, net	$93	to	$97	$0.21	to	$0.22
Non-cash portion of tax provision	$(8)	to	$8	$(0.02)	to	$0.02
Non-real estate related depreciation, amortization and accretion	$20	to	$35	$0.05	to	$0.08
Amortization of non-cash interest expense	$7	to	$17	$0.02	to	$0.04
Other (income) expense	$6	to	$15	$0.01	to	$0.03
(Gains) losses on retirement of long-term obligations	—	to	—	—	to	—
Acquisition and integration costs	$0	to	$6	$0.00	to	$0.01
Sustaining capital expenditures	$(55)	to	$(35)	$(0.13)	to	$(0.08)
AFFO(d)(e)	$1,770	to	$1,820	$4.06	to	$4.17
Weighted-average common shares outstanding—diluted	436			436

(a)As issued on March 13, 2025.
(b)Includes contribution from discontinued operations.
(c)Represents results from the Fiber business, including an estimated loss on sale of $700 million to $900 million.
(d)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(e)The above reconciliation excludes line items included in our definition which are not applicable for the period shown.
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News Release continued:	Page 16
Components of Changes in Site Rental Revenues for the Quarters and Years Ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions; totals may not sum due to rounding)	2024	2023	2024	2023
Components of changes in site rental revenues:
Prior year site rental billings(a)	$1,377	$1,322	$5,386	$5,193

Core leasing activity(a)	79	69	303	285
Escalators	25	24	99	96
Non-renewals(a)	(38)	(36)	(150)	(158)
Other billings(a)	(3)	4	(7)	(12)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(a)	63	61	245	210
Non-renewals associated with Sprint Cancellations(a)(b)	(1)	(7)	(9)	(21)
Organic Contribution to Site Rental Billings(a)	62	54	235	189
Straight-lined revenues	21	51	165	274
Amortization of prepaid rent	106	134	427	584
Other revenues	30	41	144	289
Acquisitions(c)	—	1	—	4
Total site rental revenues	$1,597	$1,603	$6,358	$6,532

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	(0.4)%	1.6%	(2.7)%	3.9%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings(a)	4.6%	4.6%	4.5%	4.0%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(a)	4.5%	4.1%	4.4%	3.6%
(a)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(b)In the fourth quarter 2023, there were $5 million and $2 million of non-renewals associated with Sprint Cancellations that related to small cells and fiber solutions, respectively, and in full year 2023, there were $14 million and $7 million of non-renewals associated with Sprint Cancellations that related to small cells and fiber solutions, respectively.
(c)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.

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News Release continued:	Page 17
Towers Segment Components of Changes in Site Rental Revenues for the Quarters and Years Ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions; totals may not sum due to rounding)	2024	2023	2024	2023
Components of changes in site rental revenues:
Prior year site rental billings(a)	$966	$918	$3,763	$3,579

Core leasing activity(a)	28	27	110	132
Escalators	24	23	92	88
Non-renewals(a)	(8)	(7)	(31)	(30)
Other billings(a)	(4)	5	(4)	(9)
Organic Contribution to Site Rental Billings(a)	40	48	168	181
Straight-lined revenues	20	50	160	275
Amortization of prepaid rent	40	59	160	257
Other revenues	4	4	15	18
Acquisitions(b)	—	1	—	4
Total site rental revenues	$1,070	$1,079	$4,266	$4,313

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	(0.8)%	(0.6)%	(1.1)%	(0.2)%
Changes in revenues as a percentage of prior year site rental billings:
Organic Contribution to Site Rental Billings(a)	4.1%	5.2%	4.5%	5.0%
(a)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, and Organic Contribution to Site Rental Billings in this "Non-GAAP Measures and Other Information."
(b)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.

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News Release continued:	Page 18
Fiber Segment Components of Changes in Site Rental Revenues by Line of Business for the Quarters and Years Ended December 31, 2024 and 2023:

Small Cells	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions; totals may not sum due to rounding)	2024	2023	2024	2023
Components of changes in site rental revenues:
Prior year site rental billings(a)	$116	$111	$452	$438

Core leasing activity(a)	14	8	47	24
Escalators	2	2	7	7
Non-renewals(a)	(2)	(1)	(5)	(7)
Other billings(a)	3	1	6	4
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(a)	17	10	55	28
Non-renewals associated with Sprint Cancellations(a)(b)	—	(5)	(7)	(14)
Organic Contribution to Site Rental Billings(a)	16	5	48	14
Straight-lined revenues	(3)	(1)	(8)	(9)
Amortization of prepaid rent	49	53	194	248
Other revenues	—	2	20	104
Acquisitions(c)	—	—	—	—
Total site rental revenues	$178	$170	$707	$795

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	4.7%	5.7%	(11.1)%	27.0%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings(a)	14.4%	9.1%	12.2%	6.5%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(a)	14.1%	4.6%	10.7%	3.3%
(a)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(b)In the fourth quarter 2023, there were $5 million of non-renewals associated with Sprint Cancellations that related to small cells, and in full year 2023, there were $14 million of non-renewals associated with Sprint Cancellations that related to small cells.
(c)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.

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News Release continued:	Page 19
Fiber Segment Components of Changes in Site Rental Revenues by Line of Business for the Quarters and Years Ended December 31, 2024 and 2023:

Fiber Solutions	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions; totals may not sum due to rounding)	2024	2023	2024	2023
Components of changes in site rental revenues:
Prior year site rental billings(a)	$295	$293	$1,171	$1,176

Core leasing activity(a)	37	34	146	129
Escalators	—	—	—	—
Non-renewals(a)	(28)	(29)	(115)	(121)
Other billings(a)	(2)	(2)	(10)	(7)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(a)	7	3	21	1
Non-renewals associated with Sprint Cancellations(a)(b)	—	(2)	(2)	(7)
Organic Contribution to Site Rental Billings(a)	6	—	19	(6)
Straight-lined revenues	3	3	13	8
Amortization of prepaid rent	17	22	73	78
Other revenues	26	35	109	167
Acquisitions(c)	—	—	—	—
Total site rental revenues	$348	$354	$1,385	$1,424

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	(1.7)%	6.8%	(2.7)%	6.2%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings(a)	2.3%	1.1%	1.8%	0.1%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(a)	2.2%	0.4%	1.6%	(0.5)%

(a)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(b)In the fourth quarter 2023, there were $2 million of non-renewals associated with Sprint Cancellations that related to fiber solutions, and in full year 2023, there were $7 million of non-renewals associated with Sprint Cancellations that related to fiber solutions.
(c)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.

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News Release continued:	Page 20
Components of Changes in Site Rental Revenues for Current Outlook for Full Year 2025:

(dollars in millions; totals may not sum due to rounding)	Full Year 2025 Outlook(a)
Components of changes in site rental revenues:
Prior year Tower segment site rental billings(b)(c)	$3,931

Core leasing activity(c)	$105	to	$115
Escalators	$90	to	$100
Non-renewals(c)	$(35)	to	$(25)
Other billings(c)	$0	to	$0
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(c)	$160	to	$190
Non-renewals associated with Sprint Cancellations(c)	$(205)	to	$(205)
Organic Contribution to Site Rental Billings(c)	$(45)	to	$(15)
Straight-lined revenues	$(15)	to	$15
Amortization of prepaid rent	$80	to	$110
Other revenues	$15	to	$15
Acquisitions(d)	—
Total site rental revenues	$3,987	to	$4,032

Year-over-year changes in revenues:(e)
Site rental revenues as a percentage of prior year site rental revenues	(5.1)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings(c)	4.5%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(c)	(0.8)%
(a)As issued on March 13, 2025.
(b)Reflects prior year Towers segment site rental billings. The financial impact of prior year Fiber segment site rental billings is excluded since such billings will be included in discontinued operations for 2025.
(c)See our definitions of site rental billings, core leasing activity, non-renewals, Sprint Cancellations, Organic Contribution to Site Rental Billings, and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(d)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.
(e)Calculated based on midpoint of full year 2025 Outlook, where applicable.

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News Release continued:	Page 21
Components of Capital Expenditures:(a)

	For the Three Months Ended
	December 31, 2024				December 31, 2023
(in millions)	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary capital expenditures:
Communications infrastructure improvements and other capital projects	$14	$223	$4	$241	$21	$288	$7	$316
Purchases of land interests	20	—	—	20	13	—	—	13
Sustaining capital expenditures	3	3	9	15	—	15	13	28
Total capital expenditures	$37	$226	$13	$276	$34	$303	$20	$357

	For the Twelve Months Ended
	December 31, 2024				December 31, 2023
(in millions)	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary capital expenditures:
Communications infrastructure improvements and other capital projects	$65	$992	$20	$1,077	$122	$1,131	$24	$1,277
Purchases of land interests	58	—	—	58	64	—	—	64
Sustaining capital expenditures	10	53	24	87	8	44	31	83
Total capital expenditures	$133	$1,045	$44	$1,222	$194	$1,175	$55	$1,424
Outlook for Discretionary Capital Expenditures Less Prepaid Rent Additions:(b)(c)

(in millions)	Full Year 2025 Outlook(d)
Discretionary capital expenditures	$185	to	$185
Less: Prepaid rent additions(e)	~$40
Discretionary capital expenditures less prepaid rent additions	$145	to	$145
Components of Interest Expense:

	For the Three Months Ended
(in millions)	December 31, 2024	December 31, 2023
Interest expense on debt obligations	$236	$220
Amortization of deferred financing costs and adjustments on long-term debt	8	7
Capitalized interest	(4)	(4)
Interest expense and amortization of deferred financing costs, net	$240	$223
Outlook for Components of Interest Expense:

(in millions)	Full Year 2025 Outlook(d)
Interest expense on debt obligations	$970	to	$1,010
Amortization of deferred financing costs and adjustments on long-term debt	$20	to	$30
Capitalized interest	$(15)	to	$(5)
Interest expense and amortization of deferred financing costs, net	$982	to	$1,027

(a)See our definitions of discretionary capital expenditures and sustaining capital expenditures in this "Non-GAAP Measures and Other Information."
(b)Excludes sustaining capital expenditures. See "Non-GAAP Measures and Other Information" for our definitions of discretionary capital expenditures and sustaining capital expenditures.
(c)Exclusive of discretionary capital expenditures less prepaid rent additions expected to be recorded to discontinued operations related to small cells and fiber solutions.
(d)As issued on March 13, 2025.
(e)Reflects up-front consideration from long-term tenant contracts (commonly referred to as prepaid rent) that are amortized and recognized as revenue over the associated estimated lease term in accordance with GAAP.

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News Release continued:	Page 22
Debt Balances and Maturity Dates as of December 31, 2024:

(in millions)	Face Value(a)	Final Maturity
Cash and cash equivalents and restricted cash and cash equivalents	$295

Senior Secured Notes, Series 2009-1, Class A-2(b)	33	Aug. 2029
Senior Secured Tower Revenue Notes, Series 2015-2(c)	700	May 2045
Senior Secured Tower Revenue Notes, Series 2018-2(c)	750	July 2048
Installment purchase liabilities and finance leases(d)	299	Various
Total secured debt	$1,782
2016 Revolver(e)	—	July 2027
2016 Term Loan A(f)	1,117	July 2027
Commercial Paper Notes(g)	1,341	Various
1.350% Senior Notes	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
1.050% Senior Notes	1,000	July 2026
2.900% Senior Notes	750	Mar. 2027
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
5.000% Senior Notes	1,000	Jan. 2028
3.800% Senior Notes	1,000	Feb. 2028
4.800% Senior Notes	600	Sept. 2028
4.300% Senior Notes	600	Feb. 2029
5.600% Senior Notes	750	June 2029
4.900% Senior Notes	550	Sept. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
2.100% Senior Notes	1,000	Apr. 2031
2.500% Senior Notes	750	July 2031
5.100% Senior Notes	750	May 2033
5.800% Senior Notes	750	Mar. 2034
5.200% Senior Notes	700	Sept. 2034
2.900% Senior Notes	1,250	Apr. 2041
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$22,458
Net Debt(h)	$23,945
(a)Net of required principal amortizations.
(b)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(c)If the respective series of Tower Revenue Notes are not paid in full on or prior to an applicable anticipated repayment date, then the Excess Cash Flow (as defined in the indenture) of the issuers of such notes will be used to repay principal of the applicable series, and additional interest (of an additional approximately 5% per annum) will accrue on the respective series. The Senior Secured Tower Revenue Notes, 2015-2 and 2018-2 have anticipated repayment dates in 2025 and 2028, respectively. Notes are prepayable at par if voluntarily repaid within eighteen months of maturity; earlier prepayment may require additional consideration.
(d)As of December 31, 2024, reflects $35 million in finance lease obligations (primarily related to vehicles).
(e)As of December 31, 2024, the undrawn availability under the $7.0 billion 2016 Revolver was $7.0 billion. The Company pays a commitment fee on the undrawn available amount, which as of December 31, 2024 ranged from 0.080% to 0.300%, based on the Company's senior unsecured debt rating, per annum.
(f)The 2016 Term Loan A principal amortizes over a period ending in July 2027.
(g)As of December 31, 2024, the Company had $0.7 billion available for issuance under its $2.0 billion unsecured commercial paper program. The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
(h)See further information on, and our definition and calculation of, Net Debt in this "Non-GAAP Measures and Other Information."

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News Release continued:	Page 23
Reconciliation of Segment Adjusted Site Rental Gross Margin and Segment Adjusted Services and Other Gross Margin:

	Three Months Ended December 31,
(in millions)	2024		2023
	Towers	Fiber	Towers	Fiber
Segment operating profit (loss)(d)	$838	$297	$852	$311
Adjustments to increase (decrease) segment operating profit (loss):
Segment services and other revenues	(49)	(3)	(65)	(6)
Segment services and other costs of operations(a)	25	2	42	4
Segment selling, general and administrative expenses(b)	20	39	19	47
Segment Adjusted Site Rental Gross Margin(d)(e)	$834	$335	$848	$356

	Three Months Ended December 31,
(in millions)	2024		2023
	Towers	Fiber	Towers	Fiber
Segment operating profit (loss)(d)	$838	$297	$852	$311
Adjustments to increase (decrease) segment operating profit (loss):
Segment site rental revenues	(1,070)	(527)	(1,079)	(524)
Segment site rental other costs of operations(c)	236	192	231	168
Segment selling, general and administrative expenses(b)	20	39	19	47
Segment Adjusted Services and Other Gross Margin(d)(e)	$24	$1	$23	$2

	Twelve Months Ended December 31,
(in millions)	2024		2023
	Towers	Fiber	Towers	Fiber
Segment operating profit (loss)(d)	$3,322	$1,188	$3,393	$1,355
Adjustments to increase (decrease) segment operating profit (loss):
Segment services and other revenues	(191)	(18)	(421)	(28)
Segment services and other costs of operations(a)	101	12	294	12
Segment selling, general and administrative expenses(b)	76	176	104	194
Segment Adjusted Site Rental Gross Margin(d)(e)	$3,308	$1,358	$3,370	$1,533

	Twelve Months Ended December 31,
(in millions)	2024		2023
	Towers	Fiber	Towers	Fiber
Segment operating profit (loss)(d)	$3,322	$1,188	$3,393	$1,355
Adjustments to increase (decrease) segment operating profit (loss):
Segment site rental revenues	(4,266)	(2,092)	(4,313)	(2,219)
Segment site rental other costs of operations(c)	959	734	943	686
Segment selling, general and administrative expenses(b)	76	176	104	194
Segment Adjusted Services and Other Gross Margin(d)(e)	$91	$6	$127	$16

(a)Segment services and other costs of operations for the three months ended December 31, 2024 and 2023 excludes stock-based compensation expense, net of $1 million and $2 million, respectively. Segment services and other costs of operations for the years ended December 31, 2024 and 2023 excludes stock-based compensation expense, net of $6 million and $10 million, respectively.
(b)Segment selling, general and administrative expenses for the three months ended December 31, 2024 and 2023 excludes stock-based compensation expense, net of $7 million and $11 million, respectively. Segment selling, general and administrative expenses for the years ended December 31, 2024 and 2023 excludes stock-based compensation expense, net of $44 million and $50 million, respectively.
(c)Segment site rental costs of operations for the three months ended December 31, 2024 and 2023 excludes stock-based compensation expense, net of $4 million in each year. Additionally, segment site rental costs of operations excludes prepaid lease purchase price adjustments of $4 million for each of the three months ended December 31, 2024 and 2023. Segment site rental costs of operations for the years ended December 31, 2024 and 2023 excludes stock-based compensation expense, net of $19 million in each year. Additionally, segment site rental costs of operations excludes prepaid lease purchase price adjustments of $16 million in each of the years ended December 31, 2024 and 2023.
(d)See this "Non-GAAP Measures and Other Information" for a discussion and our definitions of Segment Adjusted Site Rental Gross Margin, Segment Adjusted Services and Other Gross Margin and segment operating profit (loss).
(e)Exclusive of depreciation, amortization and accretion shown separately.
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News Release continued:	Page 24
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "focus," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2025 Outlook and plans, projections, expectations and estimates regarding (1) the value of our business model and strategy, the performance of our business and assets and the demand for our communications infrastructure, (2) the Transaction, including with respect to timing, closing, use of proceeds, and the benefits to be derived from the Transaction, (3) our updated capital framework, including benefits which may be derived therefrom, (4) dividends, including dividend levels, rates, amounts, and growth, (5) share repurchases, including share repurchase levels and amounts, (6) our debt leverage and credit rating, (7) revenue growth and its driving factors, (8) net income (loss) (including on a per share basis), (9) AFFO (including on a per share basis), (10) Adjusted EBITDA, (11) cash flows, (12) Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) and its components and growth, (13) site rental revenues and its components and growth, (14) interest expense, (15) our balance sheet, (16) the impact of Sprint Cancellations, (17) our operating and financial initiatives, (18) capital expenditures, including discretionary capital expenditures, and capital efficiency and flexibility, (19) prepaid rent additions and amortization, (20) core leasing activity and other billings, (21) cost structure, including cost savings, reductions and other resulting benefits and (22) our ability to capitalize on potential opportunities created by increasing data and connectivity demand. Any dividends remain subject to the approval of our Board of Directors which has the discretion to determine whether to declare dividends and the amounts and timing of the dividends.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our communications infrastructure (including towers, small cells and fiber), driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our communications infrastructure or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues, reduce demand for our communications infrastructure and services and impact our dividend per share growth.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Failure to timely, efficiently and safely execute on our construction projects could adversely affect our business.
•New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.
•If we fail to retain rights to our communications infrastructure, including the rights to land under our towers and the right-of-way and other agreements related to our small cells and fiber, our business may be adversely affected.
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Cybersecurity breaches or other information technology disruptions could adversely affect our operations, business, and reputation.
•Our business may be adversely impacted by climate-related events, natural disasters, including wildfires, and other unforeseen events.
•Our focus on and disclosure of our Environmental, Social and Governance position, metrics, strategy, goals and initiatives expose us to potential litigation or regulatory action and other adverse effects to our business.
•Failure to attract, recruit and retain qualified and experienced employees could adversely affect our business, operations and costs.
•Changes to management, including turnover of our top executives, could have an adverse effect on our business.
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•Actions that we are taking, or have completed, to restructure our business in alignment with our strategic priorities may not be as effective as anticipated.
•Actions of activist stockholders could impact the pursuit of our business strategies and adversely affect our results of operations, financial condition, or stock price.
•The pendency of the sale of our Fiber business to EQT and Zayo may have an adverse effect on our business, results of operations, cash flows and financial position.
•Completion of the strategic Fiber Transaction is subject to the conditions contained in the Transaction agreements, including regulatory approvals, which may not be received, and separation of the Fiber business from our current operations, and if these conditions are not satisfied or waived, the transaction will not be completed.
•The failure to complete the planned sale of the Fiber business EQT and Zayo could have a material and adverse effect on our business, results of operations, financial condition, cash flows and stock price.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets, possibly on unfavorable terms, to meet our debt payment obligations.
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•Certain provisions of our restated certificate of incorporation and second amended and restated by-laws, as amended and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, thereby increasing our tax obligations and reducing our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."

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News Release continued:	Page 26

CROWN CASTLE INC. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$119	$105
Restricted cash and cash equivalents	171	171
Receivables, net	478	481
Prepaid expenses	106	103
Deferred site rental receivables	176	116
Other current assets	40	56
Total current assets	1,090	1,032
Deferred site rental receivables	2,343	2,239
Property and equipment, net	15,495	15,666
Operating lease right-of-use assets	5,797	6,187
Goodwill	5,127	10,085
Other intangible assets, net	2,781	3,179
Other assets, net	103	139
Total assets	$32,736	$38,527

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$192	$252
Accrued interest	244	219
Deferred revenues	476	605
Other accrued liabilities	359	342
Current maturities of debt and other obligations	610	835
Current portion of operating lease liabilities	296	332
Total current liabilities	2,177	2,585
Debt and other long-term obligations	23,471	22,086
Operating lease liabilities	5,236	5,561
Other long-term liabilities	1,985	1,914
Total liabilities	32,869	32,146
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, 0.01 par value; 1,200 shares authorized; shares issued and outstanding: December 31, 2024—435 and December 31, 2023—434	4	4
Additional paid-in capital	18,393	18,270
Accumulated other comprehensive income (loss)	(5)	(4)
Dividends/distributions in excess of earnings	(18,525)	(11,889)
Total equity (deficit)	(133)	6,381
Total liabilities and equity (deficit)	$32,736	$38,527
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CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net revenues:
Site rental	$1,597	$1,603	$6,358	$6,532
Services and other	52	71	210	449
Net revenues	1,649	1,674	6,568	6,981
Operating expenses:
Costs of operations:(a)
Site rental	436	407	1,728	1,664
Services and other	28	48	119	316
Selling, general and administrative	166	178	706	759
Asset write-down charges	124	3	148	33
Acquisition and integration costs	—	—	—	1
Depreciation, amortization and accretion	437	439	1,738	1,754
Restructuring charges	5	13	109	85
Goodwill impairment charges	4,958	—	4,958	—
Total operating expenses	6,154	1,088	9,506	4,612
Operating income (loss)	(4,505)	586	(2,938)	2,369
Interest expense and amortization of deferred financing costs, net	(240)	(223)	(932)	(850)
Interest income	5	5	19	15
Other income (expense)	(23)	(2)	(28)	(6)
Income (loss) before income taxes	(4,763)	366	(3,879)	1,528
Benefit (provision) for income taxes	(5)	(5)	(24)	(26)
Net income (loss)	$(4,768)	$361	$(3,903)	$1,502

Net income (loss), per common share:
Basic	$(10.97)	$0.84	$(8.98)	$3.46
Diluted	$(10.97)	$0.83	$(8.98)	$3.46
Weighted-average common shares outstanding:
Basic	435	434	434	434
Diluted	435	434	434	434
(a)Exclusive of depreciation, amortization and accretion shown separately.

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News Release continued:	Page 28

CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Twelve Months Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(3,903)	$1,502
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	1,738	1,754
Goodwill impairment charges	4,958	—
Amortization of deferred financing costs and other non-cash interest	32	29
Stock-based compensation expense, net	131	157
Asset write-down charges	148	33
Deferred income tax (benefit) provision	4	8
Restructuring, non-cash	12	7
Other non-cash adjustments, net	23	7
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(88)	(243)
Decrease (increase) in assets	(112)	(128)
Net cash provided by (used for) operating activities	2,943	3,126
Cash flows from investing activities:
Capital expenditures	(1,222)	(1,424)
Payments for acquisitions, net of cash acquired	(8)	(96)
Other investing activities, net	10	1
Net cash provided by (used for) investing activities	(1,220)	(1,519)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,244	3,843
Principal payments on debt and other long-term obligations	(99)	(79)
Purchases and redemptions of long-term debt	(750)	(750)
Borrowings under revolving credit facility	—	3,613
Payments under revolving credit facility	(670)	(4,248)
Net borrowings (repayments) under commercial paper program	1,341	(1,241)
Payments for financing costs	(12)	(39)
Purchases of common stock	(33)	(30)
Dividends/distributions paid on common stock	(2,729)	(2,723)
Net cash provided by (used for) financing activities	(1,708)	(1,654)
Net increase (decrease) in cash and cash equivalents and restricted cash	15	(47)
Effect of exchange rate changes on cash	(1)	1
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	281	327
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$295	$281
Supplemental disclosure of cash flow information:
Interest paid	895	800
Income taxes paid (refunded)	17	18
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News Release continued:	Page 29

CROWN CASTLE INC. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended December 31, 2024				Three Months Ended December 31, 2023
	Towers	Fiber	Other Non-Segment Items	Total	Towers	Fiber	Other Non-Segment Items	Total
Segment site rental revenues	$1,070	$527		$1,597	$1,079	$524		$1,603
Segment services and other revenues	49	3		52	65	6		71
Segment revenues	1,119	530		1,649	1,144	530		1,674
Segment site rental costs of operations	236	192		428	231	168		399
Segment services and other costs of operations	25	2		27	42	4		46
Segment costs of operations(a)(b)	261	194		455	273	172		445
Segment Adjusted Site Rental Gross Margin(c)	834	335		1,169	848	356		1,204
Segment Adjusted Services and Other Gross Margin(c)	24	1		25	23	2		25
Segment selling, general and administrative expenses(b)	20	39		59	19	47		66
Segment operating profit (loss)(c)	838	297		1,135	852	311		1,163
Other selling, general and administrative expenses(b)			$89	89			$87	87
Stock-based compensation expense, net			23	23			31	31
Depreciation, amortization and accretion			437	437			439	439
Restructuring charges(d)			5	5			13	13
Interest expense and amortization of deferred financing costs, net			240	240			223	223
Goodwill impairment charges(e)			4,958	4,958			—	—
Other (income) expenses to reconcile to income (loss) before income taxes(f)			146	146			4	4
Income (loss) before income taxes				$(4,763)				$366
(a)Exclusive of depreciation, amortization and accretion shown separately.
(b)Segment costs of operations exclude (1) stock-based compensation expense, net of $5 million and $6 million for the three months ended December 31, 2024 and 2023, respectively and (2) prepaid lease purchase price adjustments of $4 million for each of the three months ended December 31, 2024 and 2023. Segment selling, general and administrative expenses and other selling, general and administrative expenses exclude stock-based compensation expense, net of $18 million and $25 million for the three months ended December 31, 2024 and 2023, respectively.
(c)See "Non-GAAP Measures and Other Information" for a discussion and our definitions of Segment Adjusted Site Rental Gross Margin, Segment Adjusted Services and Other Gross Margin and segment operating profit (loss) and reconciliations of Segment Adjusted Site Rental Gross Margin and Segment Adjusted Services and Other Gross Margin to segment operating profit (loss).
(d)Represents restructuring adjustments and charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable for the respective period. For the three-month period ended December 31, 2024, there were ($1) million of adjustments related to the July 2023 Restructuring Plan and $6 million of restructuring charges related to the June 2024 Restructuring Plan. For the three-month period ended December 31, 2023, there were $13 million of restructuring charges related to the June 2023 Restructuring Plan.
(e)Represents impairment charges for goodwill associated with the Company's Fiber reporting unit recorded in the fourth quarter of 2024.
(f)See condensed consolidated statement of operations for further information.
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SEGMENT OPERATING RESULTS
	Twelve Months Ended December 31, 2024				Twelve Months Ended December 31, 2023
	Towers	Fiber	Other Non-Segment Items	Total	Towers	Fiber	Other Non-Segment Items	Total
Segment site rental revenues	$4,266	$2,092		$6,358	$4,313	$2,219		$6,532
Segment services and other revenues	192	18		210	421	28		449
Segment revenues	4,458	2,110		6,568	4,734	2,247		6,981
Segment site rental costs of operations	959	734		1,693	943	686		1,629
Segment services and other costs of operations	101	12		113	294	12		306
Segment costs of operations(a)(b)	1,060	746		1,806	1,237	698		1,935
Segment Adjusted Site Rental Gross Margin(c)	3,307	1,358		4,665	3,370	1,533		4,903
Segment Adjusted Services and Other Gross Margin(c)	91	6		97	127	16		143
Segment selling, general and administrative expenses(b)	76	176		252	104	194		298
Segment operating profit (loss)(c)	3,322	1,188		4,510	3,393	1,355		4,748
Other selling, general and administrative expenses(b)			$348	348			$333	333
Stock-based compensation expense, net			131	131			157	157
Depreciation, amortization and accretion			1,738	1,738			1,754	1,754
Restructuring charges(d)			109	109			85	85
Interest expense and amortization of deferred financing costs, net			932	932			850	850
Goodwill impairment charges(e)			4,958	4,958			—	—
Other (income) expenses to reconcile to income (loss) before income taxes(f)			173	173			41	41
Income (loss) before income taxes				$(3,879)				$1,528
(a)Exclusive of depreciation, amortization and accretion shown separately.
(b)Segment costs of operations exclude (1) stock-based compensation expense, net of $25 million and $29 million for the twelve months ended December 31, 2024 and 2023, respectively, and (2) prepaid lease purchase price adjustments of $16 million for each of the twelve-months ended December 31, 2024 and 2023. Segment selling, general and administrative expenses and other selling, general and administrative expenses exclude stock-based compensation expense, net of $106 million and $128 million for the twelve-months ended December 31, 2024 and 2023, respectively.
(c)See "Non-GAAP Measures and Other Information" for a discussion and our definitions of Segment Adjusted Site Rental Gross Margin, Segment Adjusted Services and Other Gross Margin and segment operating profit (loss) and reconciliations of Segment Adjusted Site Rental Gross Margin and Segment Adjusted Services and Other Gross Margin to segment operating profit (loss).
(d)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the full year ended December 31, 2024, there were $9 million and $100 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively. For the full year ended December 31, 2023, there were $85 million of restructuring charges related to the June 2023 Restructuring Plan.
(e)Represents impairment charges for goodwill associated with the Company's Fiber reporting unit recorded in the fourth quarter of 2024.
(f)See condensed consolidated statement of operations for further information.
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